Exhibit 99.1

Contacts:

Media Relations	Investor Relations
Bobbie Collins	Ellen Taylor
212-810-8155	212-810-3815
Bobbie.Collins@blackrock.com	Ellen.Taylor@blackrock.com

BlackRock Announces the Appointments of Fabrizio Freda and

Jessica Einhorn to Board of Directors

New York, July 26, 2012 — BlackRock, Inc. (NYSE:BLK) today announced that Fabrizio Freda, President and Chief Executive Officer of The Estée Lauder Companies, and Jessica Einhorn, former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University, have been elected to the Company’s Board of Directors. Ms. Einhorn will join the Board immediately and Mr. Freda will join in October.

Laurence D. Fink, BlackRock Chairman and CEO, said, “BlackRock is expanding our already highly respected Board of Directors to add capabilities critical to our continued growth and evolution as a global financial services leader in an extraordinarily challenging and rapidly changing market environment. Fabrizio Freda will bring valuable insights on running a large company with diverse worldwide operations and powerful consumer brands, and Jessica Einhorn will add further breadth to our Board’s diverse experience with her expertise in international finance, economic development and public policy.”

Jessica Einhorn served as Dean at the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University from 2002 until June of 2012. She spent nearly twenty years at the World Bank, concluding as Managing Director in 1998. Between 1998 and 1999, she was a Visiting Fellow at the International Monetary Fund. Prior to becoming Dean, she was a consultant at Clark & Weinstock, a strategic consulting firm. Prior to joining the World Bank in 1978 she held positions at the U.S. Treasury, the U.S. State Department and the International Development Cooperation Agency of the United States.

Ms. Einhorn has been a director of Time Warner, Inc. since 2005 and also serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn served as a director of Pitney Bowes, Inc. from 1999 to 2005. As of July 2012, she is resident at The Rock Creek Group in Washington, DC, where she is a longstanding member of the Rock Creek Group Advisory Board.

Fabrizio Freda has served as President and Chief Executive Officer of The Estée Lauder Companies Inc. since July 2009, and is also a member of its Board of Directors. Mr. Freda previously served as Estée Lauder’s President and Chief Operating Officer from 2008 to July 2009. The Estée Lauder Companies is a global leader in prestige beauty with more than 30 brands and 32,000 employees worldwide. Mr. Freda is credited with creating and driving the strategy that has led the Company to achieve a number of financial record highs.

Prior to joining The Estée Lauder Companies Inc., Mr. Freda held various senior positions at Procter & Gamble Company over the span of 20 years. From 1986 to 1988, Mr. Freda directed marketing and strategic planning for Gucci SpA.

With today’s announcement and the previously announced addition of Sue Wagner, who joins the Board in October, BlackRock’s Board of Directors will have 19 members. Thirteen of these directors will be independent.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At June 30, 2012, BlackRock’s AUM was $3.560 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of June 30, 2012, the firm has approximately 9,900 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.